Exhibit (d)(xii)

Execution Version

LIMITED GUARANTEE

THIS LIMITED GUARANTEE (this “Guarantee”), dated as of March 31, 2022 is made by East Asset Management, LLC, a Delaware limited liability company (the “Guarantor”), in favor of Manning & Napier, Inc., a Delaware corporation (the “Guaranteed Party”).

1.    Guarantee.

(a)    In connection with the execution and delivery, as of the date hereof, of the Agreement and Plan of Merger (as the same may be amended, restated, supplemented and/or otherwise modified from time to time, the “Merger Agreement”), by and among Callodine MidCo, Inc., a Delaware corporation (“Parent”), Callodine Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Corp Merger Sub”), Callodine Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Corp Merger Sub (together with Corp Merger Sub, the “Merger Subs”), the Guaranteed Party and Manning & Napier Group, LLC, a Delaware limited liability company and a direct subsidiary of the Guaranteed Party, and as an inducement of the Guaranteed Party to enter into the Merger Agreement, the Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual payment and discharge (directly or indirectly) to the Guaranteed Party of (i) the Parent Termination Fee, if and when payable under Section 7.3(d) of the Merger Agreement, (ii) any reimbursement obligations to the extent due pursuant to Section 5.13(f) and Section 7.3(e) of the Merger Agreement (the “Reimbursement Costs”) and (iii) all amounts payable as damages as a result of breach by Parent or a Merger Sub of the Merger Agreement, subject to the limitations set forth in the Merger Agreement (the “Damages Obligation” and together with the Parent Termination Fee and the Reimbursement Costs, the “Obligations”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed an amount equal to the sum of Fifteen Million Seventy Thousand Dollars ($15,070,000) plus any Reimbursement Costs (such aggregate amount being referred to herein as the “Maximum Aggregate Amount”).

(b)    Notwithstanding anything herein to the contrary, the Guaranteed Party hereby agrees and acknowledges that (i) this Guarantee may not be enforced without giving full and absolute effect to the provisions of this Guarantee limiting the Guarantor’s liability in respect of the Obligations to the Maximum Aggregate Amount and (ii) the Guaranteed Party will not, directly or indirectly, seek to enforce this Guarantee in violation thereof. This Guarantee is a guarantee of payment and not of collection or performance and may be enforced for the payment of money only. The Guaranteed Party shall not be required to proceed against Parent or any Merger Sub or any other Person before proceeding against the Guarantor hereunder. The Guarantor shall make prompt payment (in any event, no later than such period provided in Section 7.3(d) of the Merger Agreement in respect of the

Parent Termination Fee) to the Guaranteed Party of the amount of the Obligations, if and when such amount is due under the terms of the Merger Agreement and this Guarantee.

(c)    Capitalized terms used herein without definition have the meanings given to them in the Merger Agreement.

2.    Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations and may also enter into any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any other agreement among or between the Guaranteed Party, on the one hand, and Parent and/or Merger Sub, on the other hand, without in any way impairing or affecting the Guarantor’s obligations under this Guarantee or the validity or enforceability of this Guarantee; provided that no such action shall serve to increase the Maximum Aggregate Amount. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligations; (c) the addition, substitution or release of any entity or other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent, the Merger Subs or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (e) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Obligations or otherwise, (f) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, the Merger Subs or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations; (h) the right by statute or otherwise to require the Guaranteed Party to first exhaust any rights and remedies which the Guaranteed Party has or may have against Parent, Merger Sub or any of their respective Affiliates prior to seeking to enforce the Obligations hereunder; (i) the value, genuineness, validity, illegality or enforceability of the Merger Agreement; or (j) any change in applicable Law relating to suretyship and the enforcement of guarantees (including of the Obligations). To the fullest extent permitted by applicable law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law that would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest (but specifically excluding notices to be provided to Parent in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar Law now or hereafter in effect, any right to require the marshalling of the assets of Parent or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than the defenses to the payment of the Obligations that are available to Parent under the Merger Agreement and the defenses of full payment or performance of this Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates and direct its non-controlled Affiliates not to institute, any Action or bring any other claim arising under, or in connection with, the Equity Commitment Letters or the Merger Agreement or the transactions contemplated thereby against the Guarantor or any Guarantor Affiliate (as defined below), except for the Retained Claims (as defined in the Equity Commitment Letter and subject to the limitations therein). The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any Action asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

The Guarantor hereby unconditionally waives, and shall not exercise, any rights that it may now have or hereafter acquire against Parent or the Merger Subs that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, in each case unless and until all amounts payable by the Guarantor under this Guarantee shall have been indefeasibly paid in full in immediately available funds.

3.    No Waiver. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to a party hereto shall be cumulative and not exclusive of any other, and may be exercised by the party at any time or from time to time.

4.    Representations and Warranties. The Guarantor hereby represents and warrants that:

(a)    it is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to execute, deliver and perform this Guarantee, the execution, delivery and performance of this Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s organizational documents, including any certificate of incorporation, limited liability agreement, partnership agreement, operating agreement, shareholder agreement or other similar document, or any applicable Law or contractual restriction binding on the Guarantor or its assets, and this Guarantee has been duly executed and delivered by the Guarantor; and the Person executing and delivering this Guarantee on behalf of the Guarantor is duly authorized to do so;

(b)    this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

(c)    all consents, approvals, authorizations, permits of, filings with and notifications to, any Person necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Guarantee; and

(d)    the Guarantor has the financial capacity (taking into account all of its outstanding commitments and obligations) to pay the Maximum Aggregate Amount under this Guarantee, and all funds necessary for the Guarantor to fulfill its payment of the Maximum Aggregate Amount under this Guarantee shall be available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 7.

5.    Assignment. Neither the Guarantor nor the Guaranteed Party may assign or delegate its respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the other party. Any attempted assignment in violation of this section shall be null and void.

6.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Guarantee shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) when transmitted via email (based on the time and date of the location of the sender, provided no “bounceback” or notice of non-delivery is received by the sender), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications to the parties shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such party:

Notices to the Guarantor:

East Asset Management, LLC

[***]

with copies (which shall not constitute notice) to:

Callodine MidCo, Inc.

c/o Callodine Group, LLC

Two International Place

Suite 1830

Boston, MA 02110

Notices to the Guaranteed Party:

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Attention: Marc O. Mayer, Chief Executive Officer

Sarah C. Turner, General Counsel & Corporate Secretary

Email: mmayer@Manning-Napier.com; sturner@Manning-Napier.com with a copy (which will not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Dennis J. Friedman; Andrew Kaplan

E-mail: dfriedman@gibsondunn.com; akaplan@gibsondunn.com

7.    Continuing Guarantee. Unless validly terminated pursuant to this Section 7, this Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Obligations have been fully and indefeasibly paid, observed, performed or satisfied in full (subject to the Maximum Aggregate Amount), at which time this Guarantee shall immediately and automatically terminate and the Guarantor shall have no further obligations under this Guarantee. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earliest to occur of (a) the consummation of the Closing in accordance with the terms of the Merger Agreement, and (b) the date that is six (6) months following the valid termination of the Merger Agreement in accordance with its terms, unless prior to such date (i) the Guaranteed Party shall have delivered a written notice to the Guarantor with respect to non-payment of any of the Obligations or (ii) the Guaranteed Party shall have commenced a legal proceeding against any Guarantor alleging any of the Obligations is due and owing from the Guarantor pursuant to Section 1, in which case, this Guarantee shall terminate only upon the earlier to occur of (x) the payment of the Maximum Aggregate Amount to the Guaranteed Party (less any amounts already paid to the Guaranteed Party in respect of the Obligations) and (y) the final, non-appealable resolution of such action and satisfaction by the Guarantor of any obligations finally determined or agreed by the Guaranteed Party to be owed by the Guarantor, consistent with the terms hereof. Notwithstanding the foregoing, in the event that the Guaranteed Party asserts in any legal proceeding or other Action that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Maximum Aggregate Amount or that the provisions of this Section 7 or Section 8 are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Guarantor Affiliate with respect to the transactions contemplated by the Merger Agreement, other than any Retained Claim, then (A) the obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void and (B) neither the Guarantor nor any Guarantor Affiliate shall have any liability to the Guaranteed Party or its Affiliates under this Guarantee.

8.    No Recourse. The Guaranteed Party acknowledges the separate corporate existence of Parent and that, as of the date hereof, Parent’s sole assets (if any) are a de minimis amount of cash and its rights under the Merger Agreement and the Equity Commitment Letters, and that no additional funds are expected to be contributed to the Parent unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Guarantee or any document or instrument delivered contemporaneously herewith or in connection with the Merger Agreement or the transactions contemplated thereby, by its acceptance of the benefits of this Guarantee, the Guaranteed Party acknowledges and agrees that it will not seek, has no rights of recovery against, and no personal liability shall attach to, any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate, successor or assign of the Guarantor or any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate, successor or assign of any of the foregoing (collectively, but not including Parent or the Guarantor, each a “Guarantor Affiliate,” and collectively, the “Guarantor Affiliates”), through Parent, the Guarantor or otherwise, in each case under this Guarantee, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Parent against any Guarantor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for Retained Claims. Notwithstanding anything to the contrary herein, with the exception of Retained Claims, recourse against the Guarantor under this Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantor and the sole and exclusive monetary remedy against Parent and the Merger Subs in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, this Guarantee or the transactions contemplated thereby or hereby. Nothing set forth in this Guarantee shall affect or be construed to affect any liability of Parent or the Merger Subs to the Guaranteed Party under the Merger Agreement or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein. This Section 8 and Sections 6, 9, 10 and 11 shall survive the termination of this Guarantee.

9.    Governing Law. THIS GUARANTEE AND ANY DISPUTES ARISING UNDER OR RELATING TO THIS GUARANTEE (WHETHER IN TORT, CONTRACT OR OTHERWISE) SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

10.    Jurisdiction. Subject to Section 11, each of the parties (a) irrevocably submits exclusively to the jurisdiction of the Chancery Courts of the State of Delaware (the “Chancery

Court”) or, if the Chancery Court declines jurisdiction, any other Delaware state court, and the federal courts of the United States of America, in each case, located in New Castle County in the State of Delaware (collectively, “Chosen Courts”) in the event any dispute (whether in tort, contract or otherwise) arises out of this Guarantee or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action by or before any Governmental Entity relating to this Guarantee or any of the transactions contemplated hereby in any court other than the Chosen Courts, and (d) waives any objection that it may now or hereafter have to the venue of any such Action in the Chosen Courts or that such Action was brought in an inconvenient court and agrees not to plead or claim the same. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 6 shall be effective service of process for any Action in connection with this Guarantee or the transactions contemplated hereby.

11.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER IN TORT, CONTRACT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE, OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (d) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.    Counterparts; Electronic Execution. This Guarantee may be executed in counterparts, all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Guarantee by electronic transmission (e.g., a “PDF”) shall be equally as effective as delivery of an original executed counterpart of this Guarantee.

13.    Headings. Section headings in this Guarantee are for convenience of reference only and shall not govern the interpretation of any provision of this Guarantee.

14.    Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guarantee, and no consent to departure by the Guarantor therefrom, shall in any event be effective without the express written consent of the Guaranteed Party and, in the case of any amendment or modification, the Guarantor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

15.    Severability. Any term or provision of this Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Limited Guarantee as of the date first written above.

THE GUARANTOR:

EAST ASSET MANAGEMENT, LLC

By:	/s/ Adam Gusky
Name: Adam Gusky
Title: Chief Executive Officer

[SIGNATURE PAGE – LIMITED GUARANTEE]

IN WITNESS WHEREOF, the parties have executed this Limited Guarantee as of the date first written above.

GUARANTEED PARTY:

MANNING & NAPIER, INC.

By:	/s/ Sarah Turner
Name: Sarah Turner
Title: Corporate Secretary

[SIGNATURE PAGE – LIMITED GUARANTEE]